Supplement to the
                Investment Advisory and Administration Agreement
                                     between
                        Heritage Growth and Income Trust
                                       and
                         Heritage Asset Management, Inc.


     This Agreement supplements the Agreement between the Heritage Growth and Income Trust ("Trust") and Heritage Asset Management, Inc. ("Manager") dated October 31, 1986 ("Agreement").

     Pursuant to Paragraph 7 of the Agreement, the Trust shall pay the following fees to the Manager for rendering investment management services. These fees shall be computed daily and paid monthly at the following annual rates as percentages of the Trust's average daily net assets:

                                                ADVISORY FEES AS A %
AVERAGE DAILY NET ASSETS                    OF AVERAGE DAILY NET ASSETS
------------------------                    ---------------------------

First $100 million                                     0.75%
Over $100 million to $500 million                      0.60%
Over $500 million                                      0.55%



Attest: /s/ Melissa L. Meisner             Heritage Growth and Income Trust
        ----------------------

Name: Melissa L. Meisner                   By: K.C. Clark
                                               ----------

Title:  Administrative Supervisor           Title:  Principal Executive Officer




Attest: /s/ Melissa L. Meisner             Heritage Asset Management, Inc.
        ----------------------

Name: Melissa L. Meisner                   By: Andi Mullins
                                               ------------

Title:  Administrative Supervisor           Title:  Treasurer



Supplement Dated November 30, 2004 and effective September 1, 2004.